Exhibit 99

                               FORD MOTOR COMPANY

NEWS

Contact:   George Pipas
           313-323-9216
           gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.


IMMEDIATE RELEASE
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FORD MOTOR COMPANY reports JULY and YEAR-TO-
DATE U.S. SALES

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o Ford's July sales decline 7 percent compared with a year ago
o July truck sales up 1 percent; car sales fall 20 percent
o F-Series sales climb 15 percent; SUVs post record sales
o Year-to-date sales off 4 percent - consistent with overall industry sales
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DEARBORN, Mich., August 1 - U.S. customers purchased or leased 297,265 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in July, down 7.1 percent compared with a year ago. Sales of trucks (pickups, vans, and sport utility vehicles) were 198,825, up 0.8 percent, and car sales were 98,440, down 19.8 percent.

Year-to-date, the company's sales were 2.05 million, down 3.6 percent compared with the same period a year ago. Sales of trucks were 1.32 million, down 0.3 percent, and car sales were 727,103, down 9.1 percent.

Ford's F-Series, America's best-selling truck for 26 years in a row, posted July sales of 69,812, up 15 percent compared with last July.

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"We are launching the all-new F-150 from a position of strength," said Jim
O'Connor, Ford group vice president, North America Marketing, Sales and Service. "The new F-150 will help us increase our leadership position and set us apart from the competition."

In July, sales of sport utility vehicles were 84,174, up 5 percent from last year's record sales. Higher sales for Ford Expedition (up 22 percent), record sales for Ford Escape (up 28 percent) and Mercury Mountaineer (up 39 percent), and two new SUVs (Lincoln Aviator and Volvo XC90) more than offset lower sales for Ford Explorer (down 21 percent from last year's near-record sales).

Sales of passenger cars were sharply lower than a year ago reflecting lower fleet deliveries (down 22 percent), discontinued vehicles (Ford Escort, Mercury Cougar, and Lincoln Continental), and generally lower retail sales for several current cars. Mercury Grand Marquis, Lincoln Town Car, Lincoln LS, and Ford Thunderbird achieved higher retail sales than a year ago. Sales of minivans also were lower than a year ago (down 30 percent including the discontinued Mercury Villager).

"In the last two years, we have introduced several new SUVs and trucks," said O'Connor. "Later this year, we will introduce two new minivans and next year, we embark on a major wave of new car introductions."

Volvo dealers reported record July sales of 11,593, up 15 percent compared with a year ago. July was the ninth month in a row of higher sales at Volvo, a streak that started with the introduction of the award-winning XC90 sport utility vehicle. Volvo retailers remain on pace to set a new calendar year sales record in 2003 as year-to-date sales totaled 79,115, up 24 percent from a year ago.

Jaguar set a new July sales record of 5,167. The all-new XJ sedan paced Jaguar's record-setting sales with a 52 percent increase.

"The pace of auto sales continues to improve," noted O'Connor. "Almost every piece of incoming economic data has been positive. Good consumer spending gains and recent reports on manufacturing and jobless claims are encouraging. We continue to believe the President's tax cut and lower interest rates will support improving economic growth."

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